Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration statement on Form F-10 and the related prospectus of the Canadian Imperial Bank of Commerce for the registration of its senior debt securities (unsubordinated indebtedness), subordinated debt securities (subordinated indebtedness), and common shares and to the incorporation by reference therein of our auditors’ reports dated November 30, 2016 with respect to the consolidated financial statement of the Canadian Imperial Bank of Commerce and the effectiveness of internal control over financial reporting of the Canadian Imperial Bank of Commerce included in its Annual Report on Form 40-F, for the year ended October 31, 2016 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

March 8, 2017